Exhibit 10.2

Cabaletta Bio, Inc.
2929 Arch Street, Suite 600,
Philadelphia, PA 19104,
USA

Attention: CEO

27 March 2023

To whom it may concern

Amendment to Licence and Supply Agreement

1.
We refer to the Licence and Supply Agreement dated 30 December 2021 entered into between Oxford Biomedica (UK) Limited and Cabaletta Bio, Inc. (the “Licence Agreement”). Unless expressly defined herein, capitalised terms use in this letter shall have the meaning set out in the Licence Agreement.
2.
We hereby agree that:
a.
Clause 12.3 shall be deleted and replaced with the following (whereby the text in bold type is an addition to the original text):

“Licence to Client following Technology Transfer. Effective following Technology Transfer with respect to any Vector pursuant to Article 13, OXB hereby grants to Client a non-exclusive, worldwide, non-sub-licensable, royalty-bearing (in accordance with clause 7.12) licence under the OXB IP, solely for the purpose of:

(a) manufacturing the applicable Vector, including manufacture of plasmids expressing the applicable Vector solely for use in manufacturing the applicable Vector, using the Process (as such Process may subsequently be modified by Client or, if applicable pursuant to clause 13.2, Client’s Affiliate or Third-Party designee after the Technology Transfer; but for clarity, the foregoing shall not be deemed to grant to Client, Client’s Affiliate or Third-Party designee a licence with respect to such modified Process under any OXB IP that was not used or incorporated in the original Process that was provided through Technology Transfer pursuant to Article 13) at a facility owned or controlled by Client for use in Licensed Products and researching, Developing and subsequently Commercialising the respective Licensed Products; and

(b) transfer to Client’s Affiliate or to a Third Party manufacturer of plasmids expressing the applicable Vector, solely for use in manufacturing the applicable Vector, provided that such Affiliate or Third Party and OXB have entered into a separate agreement pursuant to clause 13.2.

In no event shall this licence include the right for Client to provide manufacturing services to a Third Party, or to use OXB IP in connection with products or vectors other than the Vectors. ‘‘

b.
Clause 1.1 (o) shall be deleted and replaced with the following:

“CAAR” means a chimeric auto antigen receptor or a chimeric antigen receptor;”

Oxford Biomedica (UK) Ltd

Windrush Court, Transport Way, Oxford OX4 6L T, United Kingdom

Telephone: +44 (0) 1865 783 000, www.oxb.com

Registered in England and Wales with registration number 3028927

3.
Except as amended by this amendment letter, all terms of the Licence Agreement shall remain unaffected. This amendment letter may be executed in any number of counterparts, each of which is an original but all of which together will constitute one amendment agreement.
4.
This amendment letter and all matters relating to it shall be governed by and construed in accordance with the laws of England and Wales. Any dispute arising out of or relating to this amendment letter shall be subject to the dispute resolution set out in clause 2 of the Licence Agreement and in the event that the Senior Officers are not able to agree either Party may submit to the exclusive jurisdiction of the courts located in London, England. Notwithstanding the foregoing, either Party may seek an interim injunction in any court of competent jurisdiction.

Please confirm your agreement by signing this amendment letter and returning a signed copy to us.

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On behalf of Oxford Biomedica (UK) Limited

/s/ James Miskin _________________
OXFORD BIOMEDICA (UK) LIMITED:

Name: James Miskin

Title: Chief Technical Officer

Date: 02-May-2023 | 19:21 BST

Agreed on behalf of Cabaletta Bio, Inc.

/s/ Steven Nichtberger_____________
CABALETTA BIO, INC.

Name: Steven Nichtberger

Title: CEO

Date: 01 May 2023